UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                  May 13, 2003


                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                                       74-2584033
(Commission File Number)                (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                  210-490-4788

Item 9. REGULATION FD DISCLOSURE (INFORMATION PROVIDED UNDER ITEM 12, DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION)

     Registrant is furnishing its press release dated May 13, 2003, which announces the Registrant's financial results for the quarter ended March 31, 2003, in Exhibit 99.1 hereto. The information contained in this Item 9 is furnished pursuant to Item 12 of Form 8-K, Results of Operations and Financial Condition, and is included under Item 9 in accordance with SEC Release No. 34-47583. This information and Exhibit 99.1 hereto are being furnished and shall not be deemed "filed" for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended.


The following exhibits are filed as part of this report:

NUMBER                                                     DOCUMENT

99.1.1                                         Press release dated May 13, 2003

                                   SIGNATURES


     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ABRAXAS PETROLEUM CORPORATION



                          By:      __/s/Chris Williford__________
                                   Chris Williford
                                   Executive Vice President, Chief Financial
                                   Officer and Treasurer


Dated:    May 13, 2003

                                                                  Exhibit 99.1


                                  NEWS RELEASE


             ABRAXAS REPORTS $63 MILLION GAIN IN 2003 FIRST QUARTER
                 INCLUDING GAIN ON SALE OF CANADIAN SUBSIDIARIES

SAN ANTONIO, TX (May 13, 2003) - Abraxas Petroleum Corporation ("Abraxas") (AMEX:ABP) today reported results for the first quarter of 2003, including the impact of the sale of its Canadian subsidiaries and the benefits of the financial transactions completed on January 23, 2003.

Quarterly Highlights:

     o $62.7 million in income for Q1 2003 ($1.83 per share) compared to $8.7 million loss in Q1 2002 (-$.29 per share);
     o  $67.0 gain on sale of Canadian subsidiaries in Q1 2003;
     o EBITDA of $6.1 million from recurring operations for Q1 2003 (see reconciliation of non-GAAP financial measures in tables), vs. $1.5 million in Q1 2002;
     o Q1 2003 includes $873,000 of operating income from operations relating to the Canadian subsidiaries which were sold compared to a loss of $1.4 million related to sold operations in Q1 2002;
     o  Non-recurring financing costs of $3.6 million in Q1 2003;
     o  Revenues in Q1 2003 doubled Q1 2002, $9.8 million versus $4.6 million;
     o Q1 2003 natural gas price realization was $5.29 per Mcf compared to $2.27 per Mcf in Q1 2002; and
     o  Production averaged 20.1 MMcfepd, up 5% from Q4 2002.

The Company announced on January 24, 2003 the successful completion of several transactions that dramatically changed its operations and financial results in the first quarter of 2003. The details of those transactions are as follows:

     o The closing of the sale of the capital stock of its wholly-owned subsidiaries Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and Grey Wolf Exploration Inc., referred to herein as Old Grey Wolf, to a Canadian royalty trust for approximately $138 million. After the sale of these subsidiaries, the Company retained some producing assets and significant non-producing assets in Canada which were contributed to a new wholly- owned Canadian subsidiary, Grey Wolf Exploration Inc., or New Grey Wolf;

     o The closing of a new senior secured credit facility consisting of a term-loan facility of $4.2 million and a revolving-credit facility of up to $50 million with an initial borrowing base of $45.5 million, of which $42.5 million was used to fund the exchange offer described below with the remaining availability to be used to fund the continued development of our existing crude oil and natural gas properties;

     o The closing of an exchange offer in which Abraxas paid $264 in cash and issued $610 principal amount of new 11 1/2 % Secured Notes due 2007, Series A, and 31.36 shares of Abraxas common stock for each $1,000 in principal amount of the outstanding 11 1/2 % Senior Secured Notes due 2004, Series A, and 11 1/2 % Senior Notes due 2004, Series D, issued by Abraxas and Canadian Abraxas, which were tendered and accepted in the exchange offer. An aggregate of $179.9 million in principal amount of the notes were tendered in the exchange offer and the remaining $11 million of notes not tendered were redeemed;

     o The redemption of Abraxas' 12? % Senior Secured Notes due 2003, principal amount of $63.5 million, plus accrued interest; and

     o The repayment of Old Grey Wolf's senior secured credit facility with Mirant Canada Energy Capital Ltd. in the amount of approximately $46.3 million.

First Quarter Operations Update:

While production, year over year, declined in the first quarter, some U.S. assets divested in the second quarter of last year impacted 2002 results, but not Q1 of 2003. Compared to production in Q4 of 2002, first quarter production increased from 19.2 MMcfepd to 20.1 MMcfepd, or 5%. This increase was primarily caused by new production from wells drilled late in 2002.

During the first quarter, the Company spent $4.4 million on capital expenditures to participate in the drilling of 8 new wells (6 in Canada). Of those 8 wells, 1 is currently drilling, 5 wells are awaiting completion and/or tie-in, 1 well is on production and 1 well was plugged and abandoned. Additionally, 1 well drilled in the fourth quarter of 2002 was placed on production during the first quarter of 2003 and one well was re-entered, drilled horizontally and placed on production during the quarter. The Company expects that the 5 wells awaiting completion and/or tie-in (4 in Canada) will be placed on production this summer, increasing the Company's production rates at that time.

The Company also announced that Dennis E. Logue, Dean and Fred E. Brown Chair of the Michael F. Price College of Business at the University of Oklahoma, has joined the Company's Board of Directors to complete the term of a recently resigned director.

CEO Bob Watson commented, "The first quarter of 2003 results begin to reflect the impact of the transactions Abraxas concluded in January. While downsizing the Company with the sale of Old Grey Wolf and Canadian Abraxas, the corresponding reductions in debt and interest costs have positioned us to utilize our improved liquidity, accelerate development on the significant remaining assets we have and take advantage of the dramatically improved commodity markets that currently exist. The addition of a director to our Board with the experience and qualifications of someone like Dennis Logue will only benefit management as well as all of the stakeholders in Abraxas."

Key quarterly results are summarized below:

                                                        (Amounts in thousands)
                                                      2003                2002
                                                       ----                ----
         Revenues                                    $9,836              $4,616
         Operating Income (Loss)                      3,707               (729)
         Net Income (Loss)                           62,702             (8,699)
         Earnings (Loss) Per Share (Basic)             1.83               (.29)
         EBITDA                                       6,093  *            1,524
         Average Oil Price (after hedge)              33.33               16.37
         Average Gas Price (after hedge)               5.29                2.27
         Total Assets - at March 31                $117,674            $309,294


           * Excludes $67.0 million gain related to the sale of the Company's Canadian subsidiaries concluded in January of 2003, $36,000 of non-cash stock based compensation expense, $873,000 earnings from discontinued operations and $395,000 in non-cash expense related to the cumulative effect of accounting change. See reconciliation of Non-GAAP Financial Measures below.

Abraxas invites your participation in a conference call on Wednesday, May 14th, at 1:30 pm CDT to discuss the contents of this release and respond to questions. Please call 1-800-946-0785 between 1:20 and 1:30 pm CDT, passcode code 293496, if you would like to participate in the call. There will be a replay of the conference call available by calling 1-888-203-1112, passcode code 293496, beginning approximately 4:30 pm CDT Wednesday, May 14th, through 5:00 pm CDT Wednesday, May 21st.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas and our ability to sell certain assets in a timely manner to support liquidity needs. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210-490-4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com




                          ABRAXAS PETROLEUM CORPORATION
                               QUARTER-END RESULTS
                                                                        (UNAUDITED)
                                                                              Three Months
(In thousands except per share data)                                         Ended March 31,
           Production and Pricing Information                           2003                  2002

Revenues                                                              $9,836                $4,616

Cash Flow (Before Working Capital Changes) (1):
     Recurring (2)                                                     5,384               (4,678)
     Non-Recurring                                                   (2,416)               (4,678)
Net Income(Loss)                                                      62,702               (8,699)
Net Income(Loss)  Per Share                                             1.83                 (.29)
Weighted Ave. Shares Outstanding (millions)                             34.2                  30.0

                      Production:
Crude Oil (BPD)                                                          700                   751
NGL (BPD)                                                                 44                    24
Natural Gas (MCFPD)                                                   15,626                16,286
MMCFEPD                                                                 20.1                  20.9

             Prices (net of hedge impact):
Crude Oil ($/BBL)                                                     $33.33                $16.37
NGL's ($/BBL)                                                          26.28                 11.55
Natural Gas ($/MCF)                                                     5.29                  2.27
Price per MCFE                                                          5.34                  2.70

                       Expenses:
Lease Operating, including prod. taxes ($/MCFE)                        $1.30                 $1.00
General & Administrative ($/MCFE)                                        .68                   .58
Cash Interest ($/MCFE) (3)                                               .39                  3.32
Total Interest ($/MCFE)                                                 2.72                  3.32
D/D/A ($/MCFE)                                                          1.30                  1.20

     (1) See reconciliation of non-GAAP financial measures below.
     (2) Recurring cash flow excludes cash interest costs of $1.6 million related to debt extinguished at 1/23/03 and $2.6 million of non-cash interest expense booked related to the Company's new notes issued in January of 2003, also excludes $3.6 million in non-recurring financing costs incurred in January of 2003 related to the exchange of notes.
     (3) Includes interest expense of $709,000 related to the Company's new senior credit revolving facility only.

                            Balance Sheet (In $000s)
                        March 31, 2003 December 31, 2002
                                                    (unaudited)
Cash                                                     $2,510                    $557
Working Capital (Deficit)                               (1,869)                (49,997)
Property/Equipment, Net                                 100,959                  95,926
Total Assets                                            117,674                 181,425

Long-Term Debt                                          173,735                 190,979
Shareholders Equity (Deficit)                          (70,201)               (142,254)
Common Shares Outstanding (Millions)                       35.6                    30.0





                           Abraxas Petroleum Condensed
                      Consolidated Statements of Operations
                                   (Unaudited)
                      (in thousands except per share data)

                                                                                  Three Months Ended
                                                                                       March 31,
                                                                           -----------------------------------
                                                                                2003                2002
                                                                           ----------------   ----------------
   Revenue:
      Oil and gas production revenues..................................  $        9,653    $           4,461
      Rig revenues.....................................................             181                  151
      Other............................................................               2                    4
                                                                            --------------    -----------------
                                                                                  9,836                4,616
   Operating costs and expenses:
      Lease operating and production taxes.............................           2,347                1,878
      Depreciation, depletion and amortization.........................           2,350                2,253
      Rig operations...................................................             166                  121
      General and administrative......................................            1,230                1,093
      General and administrative (stock-based compensation)...........               36                    -
                                                                           ---------------    -----------------
                                                                                  6,129                5,345
                                                                           ---------------    -----------------
   Operating income (loss).............................................           3,707                 (729)

   Other (income) expense
      Interest income..................................................             (10)                 (33)
      Interest expense.................................................           4,523                6,235
      Amortization of deferred financing fees..........................             329                  331
      Financing cost...................................................           3,601                    -
                                                                            --------------    -----------------
                                                                                  8,443                6,533
                                                                            --------------    -----------------
   Earnings (loss) from continuing  operations before cumulative effect
      of accounting change.............................................          (4,736)              (7,262)
   Earnings (loss) from discontinued operations:
      Earnings (loss)  from discontinued operations....................             873               (1,437)
      Gain on sale of foreign subsidiaries.............................          66,960                    -
                                                                            --------------    -----------------
   Net earnings from discontinued operations...........................          67,833               (1,437)
   Cumulative effect of accounting change..............................            (395)                   -
                                                                            --------------    -----------------
   Net earnings (loss).................................................  $       62,702    $            (8,699)
                                                                            ==============    =================


   Basic earnings (loss) per common share:
      Net earnings (loss) from continuing operations...................  $       (0.14)    $            (0.24)
      Earnings (loss) from discontinued operations.....................           1.98                  (0.05)
      Cumulative effect of accounting change...........................          (0.01)                    -
                                                                            --------------    -----------------
   Net earnings (loss) per common - basic..............................  $        1.83     $            (0.29)
                                                                            ==============    =================

   Diluted earnings (loss) per common share:
      Net earnings (loss) from continuing operations...................  $         (0.14)  $            (0.24)
      Earnings (loss) from discontinued operations.....................             1.97                (0.05)
      Cumulative effect of accounting change...........................            (0.01)                    -
                                                                            --------------    -----------------
   Net earnings (loss) per common share - diluted......................  $          1.82   $            (0.29)
                                                                            ==============    =================

                  Reconciliation of Non-GAAP Financial Measures

To fully assess Abraxas' operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. As cash flow and EBITDA exclude some, but not all, items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income (loss) calculated in accordance with GAAP is the most directly comparable measure most similar to cash flow and EBITDA.

Cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expense, non-cash expenses, and cash interest. The following table provides a reconciliation of cash flow to operating income (loss) for the periods presented.

                                                  Three Months Ended March 31,
                                                    2003             2002

     Operating income (loss)                       $3,707            $(729)
     Depletion, depreciation and amortization       2,350            2,253
     Non-cash stock based comp. expense                36              --
     Cash interest                                   (709)*         (6,202)
     Recurring Cash Flow (deficit)                 $5,384          $(4,678)

         * Includes interest expense of $709,000 related to the Company's new senior credit revolving facility only.

EBITDA is defined as net income (loss) plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to operating income (loss) for the periods presented.

                                                 Three Months Ended March 31,
                                                     2003            2002

     Operating income (loss)                       $3,707            $(729)
     Depletion, depreciation and amortization       2,350            2,253
     Non-cash stock based comp. expense                36              --
     EBITDA                                        $6,093           $1,524